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Iron Mountain Incorporated

        Filed Pursuant to Rule 433
Dated June 2, 2008
Registration Statement No. 333-144683
Supplementing Preliminary Prospectus Supplement Dated June 2, 2008, and
Prospectus dated July 19, 2007

PRICING TERM SHEET

Issuer:	Iron Mountain Incorporated
Issue:	Senior Subordinated Notes due 2020
Distribution:	SEC Registered
Offering Size:	$300,000,000
Coupon:	8% per annum, payable semi-annually, June 15 and December 15, commencing December 15, 2008
Maturity:	June 15, 2020
Price to Public (Issue Price):	100.000%
Gross Proceeds:	$300,000,000
Gross Spread:	1.500%
All-in Price:	98.500%
Spread to Treasury:	+ 403 bps
Net Proceeds to Issuer:	$295,500,000 (before offering expenses)
Benchmark:	UST 3.875% due 5/15/2018
Optional Redemption:	Make-Whole T + 75 bps until June 15, 2013
Call Prices:	June 15, 2013	104.000%
	June 15, 2014	102.667%
	June 15, 2015	101.333%
	June 15, 2016 and thereafter	100.000%
Equity Clawback:	A portion of the outstanding notes at 108% until June 15, 2011 provided at least $195,000,000 aggregate principal amount of notes remain outstanding
Change of Control:	101% of principal plus accrued interest
Trade Date:	June 2, 2008
Settlement Date:	June 5, 2008
CUSIP:	46284PAL8
ISIN:	US46284PAL85
Denominations	2,000x1,000
Joint Bookrunners:	JPMorgan, Barclays Capital, Lehman Brothers, and RBS Greenwich Capital
Co-Managers:	Banc of America Securities LLC, William Blair & Company, Morgan Stanley, and Wells Fargo Securities

        The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-270-3994.

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Iron Mountain Incorporated
PRICING TERM SHEET